NEWS RELEASE
FOR IMMEDIATE RELEASE
                                                    Exhibit 99.1
CONTACTS:
Investor Relations                                                                                                    Trade Relations
(203) 769-8056                                                                                                    Brian Wolfenden
                  Director of Marketing Communications
                  (603) 594-8585, ext. 3435
                  bwolfenden@presstek.com

PRESSTEK REPORTS BETTER THAN EXPECTED Q4
FINANCIAL RESULTS; 2012 OUTLOOK POSITIVE

•	Two 75DIs installed in Q4, two additional orders received
•	Recurring Quarterly Operating Expenses Down 16.8% from Prior Year
•	Sequential Adjusted EBITDA Improves by $0.9 million
•	Profit Improvement Actions Expected to Result in Positive Adjusted EBITDA
for 2012

Greenwich, CT – March 15, 2012 – Presstek, Inc. (NASDAQ: PRST), a leading supplier of digital offset printing solutions to the printing and communications industries, today reported financial and operating results for the fourth quarter and fiscal year ended December 31, 2011.  In the quarter, the Company reported total revenue of $29.8 million compared to $31.1 million in the fourth quarter of 2010, and adjusted EBITDA of negative $0.9 million compared to $0.6 million in the prior year fourth quarter.  For 2011, the Company reported total revenue of $120.0 million compared to $128.6 million for 2010, and adjusted EBITDA of negative $1.4 million compared to $4.0 million for the prior year.    (See “Information Regarding Non-GAAP Measures”)

In the fourth quarter of 2011 the Company had a net loss of $3.8 million, or $0.10 per share, compared to a net loss of $6.7 million, or $0.18 per share, in the prior year quarter. The fourth quarter of 2010 included a $2.7 million valuation allowance against certain deferred tax assets outside the U.S., as well as a $1.9 million expense related to a bad debt reserve established for a single customer. For 2011 the Company had a net loss of $12.4 million, or $0.33 per share. The Company’s 2010 net loss from continuing operations was $10.6 million, or $0.29 per share.

“Presstek faced another challenging year in 2011, as adverse economic and industry conditions continued to negatively impact print volumes,” said Stanley E. Freimuth, Presstek’s Chairman, President and Chief Executive Officer.  “However, we were pleased with activity in the fourth quarter.  We had previously reported that we expected fourth quarter revenue and gross margin dollars to be flat relative to third quarter numbers, and our results were better than expected.    With the significant cost reductions that we implemented at the end of 2011, we expect adjusted EBITDA to be positive for 2012.”

Fourth Quarter 2011 Financial Results
Total revenue in the fourth quarter of 2011 was $29.8 million, a decrease of $1.2 million from the fourth quarter of 2010.

•	Equipment revenue increased $0.5 million, to $6.0 million, in the fourth quarter of 2011 compared with the same prior year period due to a favorable mix of DI press sales.

•	Consumables revenue totaled $18.1 million in the fourth quarter of 2011 compared with $19.5 million for the same period last year due primarily to reductions in legacy product categories.

•	Service revenue declined $0.3 million in the fourth quarter of 2011 compared to the year ago quarter due to lower contract service and parts revenue.

Gross margin percent for the fourth quarter of 2011 was 25.0% compared to 31.9% in the fourth quarter of 2010.  Lower margins were primarily the result of a lower mix of higher margin consumables revenue, a stronger yen, and unabsorbed manufacturing overhead in our factories resulting from lower overall production.

Total operating expenses in the fourth quarter were $10.5 million, compared with $13.3 million in the prior year period.  Operating expenses, excluding special charges, declined by $3.8 million, or 29%, from the fourth quarter of 2010.  The decline in operating expenses was primarily related to reduced payroll and other costs resulting from recent cost reduction initiatives, as well as reduced bad debt and stock compensation expenses. (See “Information Regarding Non-GAAP Measures”)

2011 Financial Results
Total revenue in 2011 was $120.0 million, a decrease of 6.7%, or $8.6 million, from 2010.

•	Equipment revenue decreased 3.1% to $20.7 million in 2011 compared with last year. The Company did, however, sell five 75DI presses on three different continents during the year.

•	Consumables revenue totaled $76.3 million in 2011 compared with $82.3 million for the prior year resulting from general declines in our plate and consumables product lines.

•	Service revenue declined 7.6%, to $23.0 million in 2011 compared to the prior year primarily due to a decline in our analog service customer base.

Gross margin percent for 2011 was 28.9% compared to 32.6% in 2010.  The reduction was primarily the result of unfavorable equipment and consumables product mix, a stronger yen, and unabsorbed manufacturing overhead in our factories.

Full year 2011 operating expenses of $44.8 million represented a reduction of $3.9 million from the prior year.  The decline in operating expenses was primarily attributable to the Company’s cost reduction activities and lower stock compensation expense, partially offset by higher restructuring charges of $1.3 million.

 “As a result of the additional cost actions taken during 2011, all of which will be fully reflected beginning in the first quarter of 2012, Presstek has positioned itself to benefit from the favorable impact of an improving market,” said Arnon Dror, Presstek’s Vice President, Chief Financial Officer and Treasurer. “With the worst of the economic downturn hopefully behind us, we expect that our reduced cost structure will help drive enhanced bottom line results in 2012.”

“In May we will be showcasing our 75DI press for the first time on a worldwide stage at the Drupa trade show in Dusseldorf, Germany,” said Freimuth.  “We are excited for the world to see the capabilities of this dynamic and versatile press.  The technology in Presstek’s DI presses is truly remarkable, and has come a long way since the DI press was first introduced many years ago.  The 75DI is the only press on the market that can go from digital file to saleable sheet in six minutes and print at 16,000 impressions per hour.  It is also the most economical press in the market for four or more color jobs with run lengths between 500 and 20,000 impressions, which is the range of most jobs being run today.   We will be driving this message harder to the market to create more opportunities for Presstek as the printing industry recovers from the effects of the economic downturn.”

Transfer of Stock Listing to NASDAQ Capital Market
The Company also announced that it intends to apply to transfer its stock listing to the NASDAQ Capital Market from the NASDAQ Global Select Market in April of 2012, which will provide an additional 180-day period in which to regain compliance with NASDAQ’s requirement that companies maintain a minimum bid price of $1.00 per share.  The Company is currently required to regain compliance with the minimum bid price requirement by April 23, 2012.  The Company’s ticker symbol would remain unchanged, and the manner in which the Common Stock is quoted and traded should not be affected.

Information Regarding Non-GAAP Measures
In addition to reporting financial results in accordance with generally accepted accounting principles, or GAAP, the Company provides non-GAAP financial measures, including operating expenses excluding special charges; adjusted EBITDA; debt net of cash; and other GAAP measures adjusted for certain charges, which the Company believes are useful to help investors better understand its past financial performance and prospects for the future.  A full reconciliation of GAAP to non-GAAP measures is provided in the supplemental financial information provided with this press release.

Conference Call and Webcast Information
Management will discuss Presstek's fourth quarter 2011 results in a conference call on Thursday, March 15, 2012 at 10:30 a.m. Eastern Time.  Conference call information is below:

CONFERENCE CALL ACCESS
Domestic Dial In: (866) 730-5769
International Dial In: (857) 350-1593
Passcode: 91052996

Investors can access the call in a “listen only” mode via the Internet at http://www.presstek.com

In addition, for those unable to participate at the time of the call, a rebroadcast will be available following the call from 12:30 PM Eastern Time on Thursday, March 15, 2012 until 11:59 PM Eastern Time on Thursday, March 22, 2012.

REBROADCAST ACCESS
Domestic Dial In: (888) 286-8010
International Dial In: (617) 801-6888
Passcode: 51306669

An archived webcast of this conference call also will be available on the "Investor Events Calendar" page of the company's web site.

About Presstek:
Presstek, Inc. is a leading supplier of digital offset printing solutions to the printing and communications industries.  Presstek’s DI® digital offset solutions bridge the gap between toner and conventional offset printing, enabling printers to cost effectively meet increasing customer demand for high quality, short run color printing with a fast turnaround time while providing improved profit margins. The Company’s CTP portfolio ranges from two-page to eight-page systems, many of which are fully automated.  These systems support Presstek’s line of chemistry-free plates as well as Aeon, a no preheat thermal plate which offers run lengths up to one million impressions and PhD 830, a high resolution preheat, thermal CTP plate that offers run lengths of one million and more impressions. Presstek also offers a range of workflow solutions, pressroom supplies, and reliable service. Presstek is well positioned to support print environments of any size on a worldwide basis. Visit www.presstek.com or call +1.603.595.7000 for more information.
DI is a registered trademark of Presstek, Inc.

“Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Certain statements contained in this News Release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding 2012, the prospects for the success of the Company’s recently introduced 75DI® press and the Company’s marketing plans for the press, the ability of the Company to achieve positive adjusted EBITDA and enhanced profitability in the future, and the intention of the Company to file for a transfer of its stock listing to the NASDAQ Capital Market.  Such forward-looking statements involve a number of known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, but are not limited to: the severity and length of the current economic downturn,  the impact of the economic downturn on the availability of credit for the Company’s customers, market acceptance of and demand for the Company's products, revenue and adjusted EBITDA levels resulting from the Company’s sales activities, the ability of the Company to achieve sales and performance levels sufficient to achieve positive adjusted EBITDA , the Company's dependence on its partners (both manufacturing and distribution), the Company’s ability to successfully transfer the listing of its Common Stock to the NASDAQ Capital Market, and other risks and uncertainties detailed in the Company's 2010 Annual Report on Form 10-K and the Company's other reports on file with the Securities and Exchange Commission.  The words "looking forward," "looking ahead," "believe(s)," "should," "may," "expect(s)," "anticipate(s)," "project(s)," "likely," "opportunity," expressions of optimism concerning future events or results, and similar expressions, among others, identify forward-looking statements.   Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made.  The Company undertakes no obligation to update any forward-looking statements contained in this news release.

PRESSTEK, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per-share data)
(Unaudited)

	Three months ended		Twelve months ended
	December 31,	January 1,	December 31,	January 1,
	2011	2011	2011	2011
Revenue
Equipment	$5,998	$5,523	$20,743	$21,413
Consumables	18,076	19,493	76,276	82,300
Service and parts	5,755	6,049	22,986	24,864
Total revenue	29,829	31,065	120,005	128,577

Cost of revenue
Equipment	6,686	5,612	22,941	21,924
Consumables	11,009	10,832	43,702	44,920
Service and parts	4,667	4,718	18,707	19,835
Total cost of revenue	22,362	21,162	85,350	86,679

Gross profit	7,467	9,903	34,655	41,898

Operating expenses
Research and development	1,019	1,098	4,398	4,305
Sales, marketing and customer support	4,379	5,196	20,280	21,562
General and administrative	3,801	6,756	17,319	21,468
Amortization of intangible assets	202	188	869	805
Restructuring and other charges	1,134	103	1,911	564
Total operating expenses	10,535	13,341	44,777	48,704

Loss from operations	(3,068)	(3,438)	(10,122)	(6,806)
Interest and other expense, net	(713)	(396)	(2,083)	(1,244)

Loss from continuing operations before income taxes	(3,781)	(3,834)	(12,205)	(8,050)
Provision(benefit) for income taxes	(7)	2,834	223	2,503

Loss from continuing operations	(3,774)	(6,668)	(12,428)	(10,553)
Gain(loss) from discontinued operations, net of income taxes	-	-	-	(70)

Net loss	$(3,774)	$(6,668)	$(12,428)	$(10,623)

Loss per share - basic and diluted
Loss from continuing operations	$(0.10)	$(0.18)	$(0.33)	$(0.29)

Weighted average shares outstanding
Weighted average shares outstanding - basic and diluted	37,243	36,920	37,287	36,898

PRESSTEK, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands)
(Unaudited)

	December 31,	January 1,
	2011	2011
ASSETS
Current assets
Cash and cash equivalents	$2,539	$4,165
Cash - restricted	512	190
Accounts receivable, net	15,904	18,647
Inventories	25,038	29,143
Other current assets	1,345	1,419
Total current assets	45,338	53,564

Property, plant and equipment, net	18,543	21,156
Intangible assets, net	5,001	4,748
Other noncurrent assets	931	1,057

Total assets	$69,813	$80,525

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Line of credit	$13,757	$10,252
Accounts payable	6,864	9,733
Accrued expenses	5,472	6,624
Deferred revenue	4,473	4,643
Total current liabilities	30,566	31,252

Other long-term liabilities	31	95

Total liabilities	30,597	31,347

Stockholders' equity
Preferred stock	-	-
Common stock	374	369
Additional paid-in capital	124,992	122,664
Accumulated other comprehensive loss	(3,384)	(3,517)
Accumulated deficit	(82,766)	(70,338)
Total stockholders' equity	39,216	49,178

Total liabilities and stockholders' equity	$69,813	$80,525

PRESSTEK, INC.
SUPPLEMENTAL FINANCIAL INFORMATION
$ millions
(Unaudited)

	Q4 2010	FY 2010	Q3 2011	Q4 2011	FY 2011
Operating Expenses excluding Special Charges
Total Operating Expenses	13.3	48.7	12.0	10.5	44.8
less: Restructuring and Other Charges	0.1	0.6	0.4	1.1	1.9
Operating Expenses excluding Special Charges (a)	13.2	48.1	11.5	9.4	42.9

Adjusted EBITDA
Net income/(Loss)	(6.7)	(10.6)	(5.4)	(3.8)	(12.4)
Add back:
Interest	0.3	1.0	0.3	0.4	1.2
Tax charge (benefit)	2.8	2.5	0.1	(0.0)	0.2
Amortization	0.2	0.8	0.3	0.2	0.9
Depreciation	0.8	4.0	1.0	1.0	3.9
Other non-cash charges	1.9	1.9	1.4	0.0	1.4
Non cash portion of equity comp	1.2	3.7	0.2	0.2	1.4
Restructuring and other charges	0.1	0.6	0.4	1.1	1.9
Adjusted EBITDA (a)	0.6	4.0	(1.8)	(0.9)	(1.4)

Debt net of cash
Line of credit	10.3		13.1	13.8
Cash (excludes restricted cash)	4.2		3.3	2.5
Debt net of cash (a)	6.1		9.8	11.2

a.   Operating expenses excluding special charges, Adjusted EBITDA [earnings before interest, taxes, depreciation, amortization and restructuring and other non-recurring charges (credits)], and Debt net of cash are not measures of performance under accounting principles generally accepted in the United States of America ("GAAP") and should not be considered alternatives for, or in isolation from, the financial information prepared and presented in accordance with GAAP.  Presstek's management believes that Adjusted EBITDA and Operating expenses excluding special charges provide meaningful supplemental information regarding Presstek's current financial performance and prospects for the future.  Presstek's management believes that Debt net of cash provides meaningful information on Presstek's debt relative to its cash position. Presstek believes that both management and investors benefit from referring to these non-GAAP measures in assessing the performance of Presstek's ongoing operations and liquidity, and when planning and forecasting future periods.  These non-GAAP measures also facilitate management's internal comparisons to Presstek's historical operating results and liquidity.  Our presentations of these measures, however, may not be comparable to similarly titled measures used by other companies.  Reconciliations of these measures to GAAP are included in the tables above.